Exhibit 10h(vii)

AGREEMENT

Agreement made this 8th day of August, 1995, by and between KAMAN CORPORATION, a Connecticut corporation having its principal office in Bloomfield, Connecticut (the “Corporation”), and Eileen S. Kraus, a director of the Corporation (the “Director”).

WHEREAS, the Director is and will be rendering valuable services to the Corporation as a member of its Board of Directors; and

WHEREAS, the Corporation and the Director wish to enter into an arrangement for the deferred payment of compensation which the Director may earn in his capacity as a Director.

NOW THEREFORE, the Corporation and the Director hereby agree as follows:

1. Deferred Account. The Corporation will establish an account (the “Deferred Account”) on its books, on behalf of the Director, to be credited with such compensation as shall be deferred together with additional compensation earned thereon, in accordance with the terms of this Agreement.

2. Elections. Upon reasonable prior notice, the Director may elect to defer current receipt of all, or a specified portion of, his compensation for services as a director. Such election (the “Election”), to be made and executed by a written notice in form and substance satisfactory to the Corporation, will remain in effect until the Director ceases to be a Director, or amends or terminates the Election. Any amendment or termination of the Election shall also be made by such written form.

3. Additional Compensation. The Corporation will credit the Director’s Deferred Account annually with additional compensation, as if interest was earned thereon, at the rate determined each year by the Personnel and Compensation Committee of the Board of Directors, compounded annually on the balance in the Deferred Account as of December 31 each year.

4. Method of Distribution. By completing and delivering an Election, the Director shall irrevocably select the method pursuant to which amounts credited to his Deferred Account shall be distributed to him. Any amended Election will apply only to amounts credited to the Deferred Account for periods following the amended Election. The Director may choose to have such amounts paid in a lump sum or in approximately equal quarterly installments over a period not to exceed ten (10) years.

Lump sum payments shall be made on the first business day of the month selected by the Director pursuant to the Election. Installment payments shall commence on the first business day of the month selected by the Director pursuant to the Election. Notwithstanding the Director’s selection of the method of distribution, amounts payable under this Agreement shall be distributed in a lump sum to the beneficiary designated in his Election, or in the event no living beneficiary shall be so designated, to his estate, within thirty (30) days following his death.

5. Title to Deferred Account. At its option, the Corporation may elect to fund amounts credited to the Deferred Account but title to the Deferred Account, and any assets contained therein, shall at all times remain in the Corporation, and the Director or his beneficiaries shall not have any property interest whatsoever in any specific assets which may be contained in the Deferred Account.

6. Accelerated Payments Under Certain Circumstances. Notwithstanding any other provisions of this Agreement to the contrary, for serious financial reasons, the Director or Director’s legal representative (if the Director is not competent to manage his affairs) may apply to the Corporation for acceleration of the payment of some or all of the funds credited to the Deferred Account. If such application is approved by the Corporation, the acceleration of payment will be effective at the later of the date specified in the Director’s application or the date of approval by the Corporation. Whenever an application for acceleration of payments is granted, the Corporation shall pay the Director a portion, including all, of the amount equal to the then current value of his Deferred Account, as requested. Any payment so made shall be in partial or complete discharge, as the case may be, of the liabilities of the Corporation under this Agreement. Serious financial reasons shall include bankruptcy or impending bankruptcy, unexpected and unreimbursed major expense resulting from illness to person or accident to person or property and other types of unexpected and unreimbursed expenses of a major or emergency nature where acceleration of payment of funds allocated to the Deferred Account would be necessary to prevent great hardship to the Director.

7. No Trust Created. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and the Director, his designated beneficiary, or any other person. Any funds which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of the general funds of the Corporation and no person other than the Corporation shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from the Corporation under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8. Rights Personal to Director. The right of the Director or any other person to the payment of deferred compensation or other benefits under this Agreement shall not be as-signed, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

9. Incapacity. If the Corporation shall find that the Director is unable to care for his affairs because of illness or accident, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, any child of the Director or to any person deemed by the Corporation, acting jointly, to have incurred expense for the Director in such manner and proportions as the Corporation may detennine. Any such payment shall be in partial or complete discharge, as the case may be, of the liabilities of the Corporation under this Agreement.

10. No Other Rights. Nothing contained herein shall be construed as conferring upon the Director the right to continue in the service of the Corporation as a director or in any other capacity.

11. Interpretation. The Corporation shall have full power and authority to interpret, construe and administer this Agreement and the Corporation’s interpretations and construction thereof, and actions thereunder, including any valuation of the Deferred Account, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. The Corporation shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to its own willful misconduct.

12. Other Plans: Establishment of Directors’ Compensation. Nothing contained in this Agreement shall affect the right of the Director to participate in any pension, profit sharing or other retirement plan or in any supplemental compensation agreement which constitutes a part of the Corporation’s regular compensation structure for directors now or hereafter instituted, continued, or maintained by the Corporation. Nothing contained herein shall limit the right of the Board of Directors to determine from time to time the compensation, if any, of its directors; and credits to the Deferred Account hereunder shall be made only if and to the extent that compensation is established by the Board of Directors for such service.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and the Director and his heirs, executors, administrators, and legal representatives.

14. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut.

15. Notice Addresses. The Election, and any other communications hereunder, shall be deemed effective when delivered in writing to:

If to the Corporation:
Kaman Corporation
P.O. Box 1
Bloomfield, Connecticut 06002-0001

Attention:	Mr. Robert M. Garneau, Senior Vice President

If to the Director:

At such address as he shall designate in writing to the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its President and the Director has hereunto set his hand and seal as of the date first written.

KAMAN CORPORATION

/s/ Marie A. Okun	By:	/s/ Candace A. Clark
Candace A. Clark
Its Vice President
Duly Authorized

/s/ Marie A. Okun		/s/ Eileen S.Kraus
Director

FIRST AMENDMENT TO
DEFERRED COMPENSATION AGREEMENT

THIS AMENDMENT made this 8th day of December, 2005, by and between KAMAN CORPORATION, a Connecticut corporation having its principal office in Bloomfield, Connecticut (the “Corporation”), and EILEEN S. KRAUS, a director of the Corporation (the “Director”),

WITNESSETH:

WHEREAS, by Agreement dated August 8, 1995 (the “Agreement”) the Corporation and the Director entered into a written arrangement for the deferred payment of compensation which the Director may earn in her capacity as a Director; and

WHEREAS, pursuant to the Agreement, an election to defer is in effect for 2005, and the Director is deferring all of her cash compensation as a director of the Corporation; and

WHEREAS, Notice 2005-1, question and answer 20, issued by the Treasury Department as guidance under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), allows for the cancellation of deferral elections for 2005, in whole or in part, subject to certain conditions specified in such Notice; and

WHEREAS, the Director wishes to implement a partial cancellation of her deferral election in place for 2005, in accordance with such guidance, and the Corporation is willing to allow for such cancellation;

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1.  The following new paragraph 16 is added to the Agreement:

“16. Cancellation of 2005 Deferral. (a) Notwithstanding anything to the contrary contained in this Agreement, the Director shall have the authority to cancel the deferral election which is in place for 2005, in whole or in part. Any such election must be made in writing signed by the Director and delivered to the Corporation in 2005. Such cancellation may apply to amounts of compensation already earned and deferred for 2005, and/or compensation which has not yet been earned and deferred for 2005. In the event of such cancellation, the amounts so cancelled shall be distributed to the Director during 2005 and shall be included in her income for tax purposes in 2005.

(b) This paragraph 16 shall only apply with respect to 2005 deferrals under the Agreement. This provision is intended to comply with the transition guidance for 2005 issued under Section 409A of the Code, and shall be interpreted and administered in a manner consistent with such intention.”

2.  Except as hereinabove modified and amended, the Agreement shall remain in full force and effect. However, the parties recognize that additional amendments to the Agreement shall be required to satisfy the requirements of Section 409A of the Code, and that such amendments are required to be made on or before December 31, 2006.

IN WITNESS WHEREOF, the Corporation and the Director hereby execute this First Amendment.

KAMAN CORPORATION

12/12/05	By:	/s/ Candace A. Clark
Date		Its SVP & CLO

12/12/05		/s/ Eileen S.Kraus
Eileen S. Kraus